EXHIBIT 10.7

SENOMYX, INC.
2013 EQUITY INCENTIVE PLAN

NON-EMPLOYEE DIRECTOR
(NONSTATUTORY STOCK OPTION)

Pursuant to the Stock Option Grant Notice (the “Grant Notice”) and this Option Agreement (this “Option Agreement”), Senomyx, Inc. (the “Company”) has granted you an option (the “Option”) under its 2013 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in the Grant Notice at the exercise price indicated in the Grant Notice.  The Option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”).  If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control.  Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of the Option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.                                      VESTING.

(a)                                 Subject to the provisions contained herein, the Option will vest as provided in the Grant Notice; provided, that vesting will cease upon the termination of your Continuous Service.  In addition, if the company is subject to a Change in Control before your Continuous Service terminates, then all of the unvested shares subject to the Option will become fully vested and exercisable immediately prior to the effective date of such Change in Control.

(b)                                 If any payment or benefit you would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount.  The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total amount, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, any reduction will occur in the manner that results in the greatest economic benefit to you.

(c)                                  The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the foregoing calculations.  If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such Change in Control or similar transaction, the Company will appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder.  The Company will bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.  The independent registered public accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and to you within thirty (30) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as reasonably requested by the Company or you.  Any good faith determinations of the independent registered public accounting firm made hereunder will be final, binding and conclusive upon the Company and you.

2.                                      NUMBER OF SHARES AND EXERCISE PRICE.  The number of shares of Common Stock subject to the Option and the exercise price per share in the Grant Notice will be adjusted for Capitalization Adjustments.

3.                                      EXERCISE PRIOR TO VESTING (“EARLY EXERCISE”).  You may not exercise the Option prior to vesting.

4.                                      METHOD OF PAYMENT.  You must pay the full amount of the exercise price for the shares of Common Stock subject to the Option that you wish to exercise.  You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by the Grant Notice, which may include one or more of the following:

(a)                                 Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.  This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

(b)                                 Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise.  “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise the Option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company.  You may not exercise the Option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)                                  If the Option is a Nonstatutory Stock Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of the Option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.  You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment.  Shares of Common Stock will no longer be outstanding under the Option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to the “net exercise,” (ii) are delivered to you as a result of such exercise, and (iii) are withheld to satisfy your tax withholding obligations.

5.                                      WHOLE SHARES.  You may exercise the Option only for whole shares of Common Stock.

6.                                      SECURITIES LAW COMPLIANCE.  In no event may you exercise the Option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act.  The exercise of the Option also must comply with all other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treasury Regulation Section 1.401(k)-1(d)(3), if applicable).

7.                                      TERM.  You may not exercise the Option before the Date of Grant or after the expiration of the Option’s term.  The term of the Option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a)                                 immediately upon the termination of your Continuous Service for Cause;

(b)                                 twelve (12) months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 7(d) below); provided, however, that if during any part of such twelve (12) month period the Option is not exercisable solely because of the condition set forth in Section 6 relating to “Securities Law Compliance,” the Option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of twelve (12) months after the termination of your Continuous Service; provided further, if during any part of such twelve (12) month period, the sale of any Common Stock received upon exercise of the Option would violate the Company’s insider trading policy, then the Option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of twelve (12) months after the termination of your Continuous Service during which the sale of the Common Stock received upon exercise of the Option would not be in violation of the Company’s insider trading policy;

(c)                                  twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 7(d)) below;

(d)                                 eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e)                                  the Expiration Date indicated in the Grant Notice; or

(f)                                   the day before the tenth (10th) anniversary of the Date of Grant.

8.                                      EXERCISE.

(a)                                 You may exercise the vested portion of the Option (and the unvested portion of the Option if the Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)                                 By exercising the Option you agree that, as a condition to any exercise of the Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of the Option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

9.                                      TRANSFERABILITY.  Except as otherwise provided in this Section 9, the Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a)                                 Certain Trusts.  Upon receiving written permission from the Board or its duly authorized designee, you may transfer the Option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the Option is held in the trust.  You and the trustee must enter into transfer and other agreements required by the Company.

(b)                                 Domestic Relations Orders.  Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer the Option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer.  You are encouraged to discuss the proposed terms of any division of the Option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement.

(c)                                  Beneficiary Designation.  Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise the Option and receive the Common Stock or other consideration resulting from such exercise.  In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise the Option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

10.                               OPTION NOT A SERVICE CONTRACT.  The Option is not an employment or service contract, and nothing in the Option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment.  In addition, nothing in the Option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

11.                               WITHHOLDING OBLIGATIONS.

(a)                                 At the time you exercise the Option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of the Option.

(b)                                 You may not exercise the Option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied.  Accordingly, you may not be able to exercise the Option when desired even though the Option (or any portion thereof) is vested, and the Company will have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein, if applicable, unless such obligations are satisfied.

12.                               TAX CONSEQUENCES.  You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities.  You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the Option or your other compensation.  In particular, you acknowledge that the Option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the Option.

13.                               NOTICES.  Any notices provided for in the Option, the Grant Notice, this Option Agreement or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.  The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and the Option by electronic means or to request your consent to participate in the Plan by electronic means.  By accepting the Option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14.                               GOVERNING PLAN DOCUMENT.  The Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.  If there is any conflict between the provisions of the Option and those of the Plan, the provisions of the Plan will control.  In addition, the Option (and any compensation paid or shares issued under the Option) is subject to recoupment in accordance with The Dodd—Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

15.                               OTHER DOCUMENTS.  You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus.  In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

16.                               VOTING RIGHTS.  You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to the Option until such shares are issued to you.  Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company.  Nothing contained in the Option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

17.                               SEVERABILITY.  If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18.                               MISCELLANEOUS.

(a)                                 The rights and obligations of the Company under the Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)                                 You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Option.

(c)                                  You acknowledge and agree that you have reviewed the Option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting the Option, and fully understand all provisions of the Option.

(d)                                 This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)                                  All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

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This Option Agreement will be deemed to be signed by you upon your execution (either by actual signature, electronic acceptance or other electronic means) of the Grant Notice to which it is attached.